Exhibit S

VOTING AND SUPPORT AGREEMENT

THIS VOTING AND SUPPORT AGREEMENT (the “Agreement”), is dated as of May 15, 2024, by and between KKR Upstream Associates LLC (the “Holder”), as a stockholder of Crescent Energy Company, a Delaware corporation (“Parent”), and SilverBow Resources, Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, Parent, the Company, Artemis Acquisition Holdings Inc., a Delaware corporation and a direct wholly-owned Subsidiary of Parent (“Artemis Holdings”), Artemis Merger Sub Inc., a Delaware corporation and a direct wholly-owned Subsidiary of Parent (“Merger Sub Inc.”), and Artemis Merger Sub II LLC, a Delaware limited liability company and a direct wholly-owned Subsidiary of Artemis Holdings (“Merger Sub LLC”), are entering into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended or supplemented from time to time, the “Merger Agreement”), providing for, among other things, (i) the merger of Merger Sub Inc. with and into the Company, with the Company continuing as the surviving corporation (the “Initial Surviving Corporation”) (such merger, the “Initial Merger”) and (ii) immediately following the Initial Merger, the merger of the Initial Surviving Corporation with and into Merger Sub LLC, with Merger Sub LLC continuing as the surviving company (such merger, together with the Initial Merger, the “Mergers”), in each case, on the terms and subject to the conditions of the Merger Agreement;

WHEREAS, as of the date hereof, the Holder is the Beneficial Owner (as defined below) of 572,354 shares of Class A common stock, par value $0.0001 per share, of Parent (the “Parent Class A Common Stock”) and no shares of Class B common stock, par value $0.0001 per share, of Parent (the “Parent Class B Common Stock”) (such shares of Parent Class A Common Stock and Parent Class B Common Stock, the “Covered Securities”);

WHEREAS, concurrently with the execution and delivery of the Merger Agreement, and as a condition and an inducement to the Company entering into the Merger Agreement, the Holder is entering into this Agreement with respect to the Covered Securities; and

WHEREAS, the Company desires that the Holder agree, and the Holder is willing to agree, subject to the limitations herein, not to Transfer (as defined below) any of its Covered Securities, and to vote its Covered Securities in a manner so as to facilitate consummation of the Mergers and the other transactions contemplated by the Merger Agreement, including the Stock Issuance.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
GENERAL

Section 1.1          Definitions.  This Agreement is one of the “Voting Agreements” as defined in the Merger Agreement.  Capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement.

“Beneficially Own” or “Beneficial Ownership” has the meaning assigned to such term in Rule 13d-3 under the Exchange Act, and a Person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such Rule (in each case, irrespective of whether or not such Rule is actually applicable in such circumstance).  For the avoidance of doubt, Beneficially Own and Beneficial Ownership shall also include record ownership of securities.

“Beneficial Owners” shall mean Persons who Beneficially Own the referenced securities.

“Transfer” means any direct or indirect sale, lease, assignment, encumbrance, loan, pledge, grant of a security interest, hypothecation, disposition or other similar transfer (by operation of law or otherwise), either voluntary or involuntary, or entry into any contract, option or other arrangement or understanding with respect to any sale, lease, assignment, encumbrance, loan, pledge, hypothecation, disposition or other transfer (by operation of law or otherwise), of any Covered Securities Beneficially Owned by the Holder; provided that Transfer shall not include (a) any direct or indirect transfer of equity or other interests in the Holder by its equityholders or (b) any Encumbrance, in each case of clauses (a) and (b), that would not reasonably be expected to impede, interfere with or delay the performance by Holder of its obligations under this Agreement.

ARTICLE II
AGREEMENT TO RETAIN COVERED SECURITIES
2.1          Transfer and Encumbrance of Covered Securities.

(a)          From the date hereof until the Termination Date (as defined below), the Holder shall not, with respect to any Covered Securities Beneficially Owned by the Holder, (i) Transfer any such Covered Securities or (ii) deposit any such Covered Securities into a voting trust or enter into a voting agreement or arrangement (other than this Agreement) with respect to such Covered Securities or grant any proxy (except as otherwise provided herein) or power of attorney with respect thereto.

(b)          Notwithstanding Section 2.1(a), the Holder may:  (i) Transfer Covered Securities to one or more Affiliates (A) who is a party to an agreement with the Company with substantially similar terms as this Agreement or (B) if, as a condition to such Transfer, the recipient agrees in writing to be bound by this Agreement and delivers a copy of such executed written agreement to the Company prior to the consummation of such Transfer; (ii) Transfer Covered Securities with the prior written consent of the Company (which consent may be granted or withheld by the Company in its sole discretion); or (iii) enter into any swap, forward, loan or any other agreement, transaction or series of transactions with respect to any Covered Securities, so long as such arrangements do not impede, interfere with or delay the performance by Holder of its obligations under this Agreement.

2.2         Additional Purchases; Adjustments.  The Holder agrees that any additional shares of capital stock or other equity of Parent that the Holder purchases or otherwise acquires or with respect to which the Holder otherwise acquires voting power after the execution of this Agreement and prior to the Termination Date shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted the Covered Securities as of the date hereof (and shall be deemed “Covered Securities” for all purposes hereof); provided that “Covered Securities” shall not include any shares of capital stock or other equity of Parent that are subject to the Voting Agreement between the Company and Independence Energy Aggregator L.P.  In the event of any stock split, stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or the like of the capital stock of Parent affecting the Covered Securities, the terms of this Agreement shall apply to the resulting securities.

2.3         Unpermitted Transfers; Involuntary Transfers.  Any Transfer or attempted Transfer of any Covered Securities in violation of this Article II shall, to the fullest extent permitted by Law, be null and void ab initio, with no further action required by or on behalf of Parent or the Company.  In furtherance of the foregoing, the Holder hereby agrees to authorize Parent to instruct its transfer agent to enter a stop transfer order to prevent any Transfer of any of the Covered Securities in violation of this Agreement.  If any involuntary Transfer of any of the Holder’s Covered Securities shall occur, the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Covered Securities subject to all of the restrictions, liabilities and rights under this Agreement.

ARTICLE III
AGREEMENT TO VOTE

3.1         Agreement to Vote.  Prior to the Termination Date, the Holder irrevocably and unconditionally agrees that such Holder shall, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting), however called, of the Parent Stockholders, appear at such meeting or otherwise cause the Covered Securities to be counted as present thereat for purpose of establishing a quorum and vote, or cause to be voted at such meeting, or by written consent in connection with any written consent of the Parent Stockholders, all Covered Securities:

(a)          in favor of the approval of the issuance of shares of Parent Class A Common Stock in connection with the Initial Merger and any other proposal considered and voted upon by the Parent Stockholders at any Parent Stockholders’ Meeting necessary for consummation of the transactions contemplated by the Merger Agreement, including the Mergers; and

(b)          (i) against any Parent Acquisition Proposal, (ii) against any action that would reasonably be expected to impede, interfere with or delay the consummation of the Mergers or any of the other transactions contemplated by the Merger Agreement or this Agreement or any transaction that would reasonably be expected to result in a breach in any material respect of any covenant, representation or warranty or other obligation or agreement of Parent or any of its Subsidiaries under the Merger Agreement and (iii) in favor of any proposal to adjourn or postpone the Parent Stockholders’ Meeting to a later date if there are not sufficient votes to approve the Stock Issuance.

Any attempt by the Holder to vote, consent or express dissent with respect to (or otherwise to utilize the voting power of) the Covered Securities in contravention of this Section 3.1 shall be null and void ab initio.  If the Holder is the Beneficial Owner, but not the holder of record, of any Covered Securities, the Holder agrees to take all actions necessary to cause the holder of record and any nominees to vote (or exercise a consent with respect to) all of such Covered Securities in accordance with this Section 3.1.

Notwithstanding anything to the contrary in this Agreement, the Holder shall remain free to vote (or execute consents or proxies with respect to) the Covered Securities with respect to any matter other than as set forth in Section 3.1(a) and Section 3.1(b) in any manner the Holder deems appropriate.

Notwithstanding anything in clause (a) or (b) above, if at any time prior to receipt of the Parent Stockholder Approval, a Parent Adverse Change Recommendation in compliance with Section 5.4 of the Merger Agreement occurs, the obligations of the Holder with respect to the Covered Securities held by the Holder under this Agreement shall be modified such that such obligations shall only bind the Holder with respect to a number of shares of Parent Class A Common Stock and shares of Parent Class B Common Stock held by the Holder equal to the number of shares of Parent Class A Common Stock and shares of Parent Class B Common Stock that would, together with the shares of Parent Class A Common Stock and shares of Parent Class B Common Stock held by the other holders subject to the other Voting Agreements, in the aggregate represent 29.9% of the total voting power of the outstanding shares of Parent Class A Common Stock and Parent Class B Common Stock entitled to vote on the Stock Issuance as of the applicable record date (rounded down to the nearest whole share).  Any reduction in the number of Covered Securities of the Holder subject to the obligations under this Agreement pursuant to the foregoing sentence shall be made on a pro rata basis in proportion to the respective voting power of the Holder and such other holders subject to the other Voting Agreements as of the applicable record date (in each case rounded down to the nearest whole share).

ARTICLE IV
ADDITIONAL AGREEMENTS

4.1         Further Assurances.  The Holder agrees that, during the term of this Agreement, the Holder shall from time to time execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as the Company may reasonably request to the extent necessary to effect the transactions contemplated by this Agreement.

4.2         Fiduciary Duties.  The Holder is entering into this Agreement solely in such Holder’s capacity as the record or Beneficial Owner of the Covered Securities and nothing herein is intended to or shall limit or affect any actions taken by the Holder or any of the Holder’s designees, as applicable, serving in his or her capacity as a director of Parent (or a Subsidiary of Parent).  The taking of any actions (or failures to act) by the Holder or the Holder’s designees, as applicable, serving as a director of Parent or a Subsidiary of Parent (in such capacity as a director) shall not be deemed to constitute a breach of this Agreement.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF HOLDER

5.1         Representations and Warranties.  The Holder hereby represents and warrants to the Company as follows:

(a)          Ownership.  As of the date of this Agreement, (i) the Holder has, with respect to the Covered Securities set forth in the second recital to this Agreement, Beneficial Ownership of and good and valid title to such Covered Securities, (ii) the Covered Securities constitute all of the shares of Parent Class A Common Stock and Parent Class B Common Stock owned of record or Beneficially Owned by the Holder (other than shares of capital stock or other equity of Parent that are subject to the Voting Agreement between the Company and Independence Energy Aggregator L.P.), and all of the Covered Securities are held by the Holder free and clear of all Encumbrances (other than restrictions created by this Agreement, the Merger Agreement or Parent’s certificate of incorporation, certificate of designation or bylaws or transfer restrictions of general applicability as may be provided under the Securities Act or the “blue sky” laws of the various states of the United States) and (iii) other than this Agreement, (A) there are no agreements or arrangements of any kind, contingent or otherwise, to which the Holder is a party obligating the Holder to Transfer or cause to be Transferred to any person any of the Covered Securities and (B) no Person has any contractual or other right or obligation to purchase or otherwise acquire any of the Covered Securities.

(b)          Organization; Authority.  The Holder is an entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation.  The Holder has full power and authority and is duly authorized to make, enter into and carry out the terms of this Agreement and to perform the Holder’s obligations hereunder.  This Agreement has been duly and validly executed and delivered by the Holder and (assuming due authorization, execution and delivery by the Company) constitutes a valid and binding agreement of the Holder, enforceable against the Holder in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law)) and, assuming the making of any filings and receipt of any authorizations as may be required under applicable Law (including the Exchange Act), no other action is necessary to authorize the execution and delivery by the Holder or the performance of the Holder’s obligations hereunder.

(c)          No Violation.  The execution, delivery and performance by the Holder of this Agreement will not (i) assuming the making of any filings and receipt of any authorizations as may be required under applicable Law (including the Exchange Act), violate any provision of any Law applicable to the Holder (including any order, judgment or decree applicable to the Holder or any of its Affiliates); or (ii) conflict with, or result in a breach or default under, any agreement or instrument to which the Holder or any of its Affiliates is a party or any term or condition of its certificate of incorporation, bylaws, certificate of formation, limited liability company agreement or comparable organizational documents, as applicable, except in each case of clauses (i) and (ii) where such violation, conflict, breach or default would not reasonably be expected to, individually or in the aggregate, have an adverse effect on the Holder’s ability to satisfy the Holder’s obligations hereunder.

(d)          Consents and Approvals.  The execution and delivery by the Holder of this Agreement, and the performance of the Holder’s obligations hereunder, do not require the Holder or any of its Affiliates to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any person or Governmental Entity, except such filings and authorizations as may be required under applicable Law (including the Exchange Act).

(e)           Absence of Litigation.  To the knowledge of the Holder, as of the date hereof, there is no action, suit, investigation, complaint or other proceeding pending against, or threatened in writing against the Holder that would reasonably be expected to prevent or materially impair the performance by the Holder of its obligations under this Agreement.

(f)           Absence of Other Voting Agreements.  Except as contemplated or permitted by this Agreement (including Section 2.1(b)), the Holder (i) has not entered into, and shall not enter into at any time prior to the Termination Date, any voting agreement or voting trust with respect to the Covered Securities and (ii) has not granted, and shall not grant at any time prior to the Termination Date, a proxy or power of attorney with respect to the Covered Securities, in either case, which is inconsistent with the Holder’s obligations pursuant to this Agreement in any material respect.  As of the date hereof, none of the Covered Securities are subject to any pledge agreement pursuant to which the Holder does not retain sole and exclusive voting rights with respect to the Covered Securities subject to such pledge agreement at least until the occurrence of an event of default under the related debt instrument.

ARTICLE VI
MISCELLANEOUS

6.1          No Solicitation.  Subject in all cases to Section 4.2, the Holder agrees that the Holder and its controlled Affiliates shall not, and shall use reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly, take any of the actions listed in clauses (i) or (ii) of Section 5.4(d) of the Merger Agreement (without giving effect to any amendment or modification of such clauses after the date hereof) to the extent that Parent or its Subsidiaries or their respective Representatives are prohibited from taking such action pursuant to Section 5.4 of the Merger Agreement.  The Holder shall, and shall cause such Holder’s controlled Affiliates and shall direct and instruct such Holder’s and such Holder’s controlled Affiliates’ Representatives to, immediately cease and cause to be terminated all existing discussions and negotiations with any Person conducted heretofore with respect to any possible Parent Acquisition Proposal.  Notwithstanding the foregoing, to the extent Parent complies with its obligations under Section 5.4 of the Merger Agreement and participates in discussions or negotiations with a Person regarding a Parent Acquisition Proposal, the Holder or any of such Holder’s controlled Affiliates and/or such Holder’s and such Holder’s controlled Affiliates’ Representatives may engage in discussions or negotiations with such Person to the extent that Parent can act under Section 5.4 of the Merger Agreement.

6.2          Non-Recourse.  This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated by this Agreement may only be brought against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party.  Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement and not otherwise), no past, present or future director, manager, officer, employee, incorporator, member, partner, equityholder, Affiliate, agent, attorney, advisor, consultant or Representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of or made under this Agreement or in respect of any oral representations made or alleged to have been made in connection herewith or in respect of any oral representations made or alleged to have been made in connection herewith (whether for indemnification or otherwise) or of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated by this Agreement.

6.3         No Ownership Interest.  Nothing contained in this Agreement shall be deemed to vest in the Company any direct or indirect ownership or incidence of ownership of or with respect to the Covered Securities.  All rights, ownership and economic benefits of and relating to the Covered Securities shall remain vested in and belong to the Holder, and the Company shall not have any authority to manage, direct, restrict, regulate, govern or administer any of the policies or operations of Parent or exercise any power or authority to direct the Holder in the voting or disposition of any Covered Securities, except as otherwise expressly provided herein.

6.4          Disclosure.

(a)         The Holder consents to and authorizes the publication and disclosure by the Company and Parent of the Holder’s identity and holding of Covered Securities, and the terms of this Agreement (including, for avoidance of doubt, the disclosure of this Agreement), in any press release (provided that such publication or disclosure in any press release is required by applicable Law or the Holder has given its prior written consent with respect to such publication or disclosure), the Registration Statement, the Joint Proxy Statement/Prospectus and any other disclosure document required in connection with this Agreement, the Merger Agreement, the Mergers and the transactions contemplated by the Merger Agreement; provided that, in each case, to the extent permitted by applicable Law, the Holder is provided a reasonable opportunity to review and comment thereon prior to any such publication or disclosure.

(b)          The Holder agrees that, during the term of this Agreement, such Holder shall not make any public announcement regarding this Agreement, the Merger Agreement, the transactions contemplated thereby or hereby or any matter related to the foregoing, without the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed), except: (i) if such announcement or other communication is required by applicable Law (including stock exchange rules, including an amendment to its Schedule 13D), in which case the disclosing Holder shall, to the extent permitted by applicable Law, first allow the Company a reasonable opportunity to review such announcement or communication and have the opportunity to comment thereon and such disclosing Holder shall consider such comments in good faith; (ii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 6.4; (iii) announcements and communications to Governmental Entities in connection with registrations, declarations and filings required to be made as a result of this Agreement and the Merger Agreement; and (iv) ordinary course disclosure and communication to existing or prospective general or limited partners, equity holders, members, managers, directors, officers, employees, investors, investment committees and similar bodies and auditors of the Holder or any Affiliate of the Holder or any such other Person, in each case, who are subject to customary confidentiality restrictions.

6.5         Termination.  This Agreement shall terminate upon the earliest of (a) the Parent Stockholder Approval being obtained, (b) the date the Merger Agreement is validly terminated in accordance with its terms and (c) the Initial Merger Effective Time (the earliest of such dates, the “Termination Date”).  Neither the provisions of this Section 6.5 nor the termination of this Agreement shall relieve any party hereto from any liability of such party for Willful Breach to any other party incurred prior to such termination. For purposes hereof, “Willful Breach” shall mean a material breach that is a consequence of an intentional act or failure to take an act by the breaching party with the knowledge that the taking of such act (or the failure to take such act) is reasonably likely to constitute a breach of this Agreement.

6.6         Amendment.  This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each party hereto.

6.7         Reliance.  The Holder understands and acknowledges that the Company is entering into the Merger Agreement in reliance upon the Holder’s execution and delivery of this Agreement.

6.8         Extension; Waiver.  The parties hereto may, to the extent permitted by applicable Law:

(a)           extend the time for the performance of any of the obligations or acts of the other party hereunder;

(b)           waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto; or

(c)           waive compliance with any of the agreements or conditions of the other party contained herein;

provided, however, that, in each case, such waiver is made in writing and signed by the party (or parties) against whom the waiver is to be effective.

Notwithstanding the foregoing, no failure or delay by a party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.  No agreement on the part of a party hereto to any such extension or waiver shall be valid unless set forth in an instrument in writing signed on behalf of such party.  No waiver by any of the parties hereto of any default, misrepresentation or breach of representation, warranty, covenant or other agreement hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.  Notwithstanding anything in this Section 6.8 to the contrary, to the extent that, after the date hereof, the Company agrees to waive any provision contained in any other Voting Agreement, the Company shall be deemed to have granted, and Holder shall receive the benefit of, such waiver in respect of this Agreement without any requirement of further action by either party hereto.

6.9         Expenses.  All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Mergers are consummated.

6.10       Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) on the date of confirmation of receipt (or the first Business Day following such receipt if the transmission is after 5 p.m. Central Time on such date or if the date is not a Business Day) of transmission by electronic mail, or (c) on the date of confirmation of receipt (or the first Business Day following such receipt if the date is not a Business Day) if delivered by a nationally recognized overnight courier service.  All notices hereunder shall be delivered to the address or electronic mail set forth beneath the name of such party below (or to such other address or electronic mail as such party shall have specified in a written notice given to the other parties hereto):

if to the Holder, to:

KKR Upstream Associates LLC
30 Hudson Yards, Suite 7500
New York, New York 10001
Attention: ***
E-mail: ***

With a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP
66 Hudson Boulevard
New York, New York 10001
Attention:	William D. Regner; Benjamin P. Collins-Wood
E-mail:	wdregner@debevoise.com;
bpwood@debevoise.com

and if to the Company, to:

SilverBow Resources, Inc.
920 Memorial City Way, Suite 850
Houston, Texas 77024
Attention: ***
E-mail: ***

With a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
811 Main Street, Suite 3000
Houston, Texas 77002
Attention:	Tull R. Florey; Hillary H. Holmes; Stephen T. Olson;
Andrew Kaplan
E-mail:	tflorey@gibsondunn.com;
hholmes@gibsondunn.com;
solson@gibsonndunn.com;
akaplan@gibsondunn.com

6.11       Interpretation.  When a reference is made in this Agreement to a Section or Article, such reference shall be to a Section or Article of this Agreement unless otherwise indicated. The words “this Section,” “this subsection” and words of similar import, refer only to the Sections or subsections hereof in which such words occur. The headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  All words used in this Agreement will be construed to be of such gender or number as the circumstances require.  The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement.  The term “or” is not exclusive.  The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if.” References to “days” mean calendar days; when calculating the period of time within which, or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference day in calculating such period shall be excluded and if the last day of the period is a non-Business Day, the period in question shall end on the next Business Day or if any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.  References to an “Affiliate” of any Person mean any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person; provided, however, that solely for purposes of this Agreement, notwithstanding anything to the contrary set forth herein, neither Parent, the Company nor any of their respective Subsidiaries shall be deemed to be an Affiliate of the Holder; provided, further, that, for the avoidance of doubt, (x) an Affiliate of the Holder shall include any investment fund, vehicle or holding company of which the Holder or an Affiliate thereof serves as the general partner, managing member or discretionary manager or advisor, and (y) notwithstanding the foregoing, an Affiliate of the Holder shall not include any portfolio company or other investment of the Holder or any Affiliate of the Holder.

6.12       No Presumption Against Drafting Party.  Each of the parties hereto acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated hereby.  Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

6.13       Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other party.

6.14       No Partnership, Agency or Joint Venture.  This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture, any like relationship between the parties hereto or a presumption that the parties hereto are in any way acting in concert or as a group with respect to the obligations or the transactions contemplated by this Agreement.

6.15       No Third-Party Beneficiaries.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

6.16     Entire Agreement.  This Agreement, the Merger Agreement, the Company Disclosure Letter, the Parent Disclosure Letter and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties hereto with respect to the subject matter hereof and thereof.

6.17          Governing Law; Venue; Waiver of Jury Trial.

(a)          This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware, without regard to the Laws of any other jurisdiction that might be applied because of the conflicts of Laws principles of the State of Delaware.

(b)         Each of the parties hereto irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware, provided that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware.  Each of the parties hereto hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby.  Each of the parties hereto agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein.  Each of the parties hereto further agrees that notice as provided herein shall constitute sufficient service of process, and the parties further waive any argument that such service is insufficient.  Each of the parties hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the suit, action or proceeding in any such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(c)          EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

6.18       Assignment.  Except as set forth in Article II, neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by either party without the prior written consent of the other party, and any such assignment without such prior written consent shall be null and void.  Subject to the preceding sentence and except as set forth in Article II, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

6.19       Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that the parties do not perform the provisions of this Agreement in accordance with its terms or otherwise breach such provisions.  Accordingly, prior to any termination of this Agreement pursuant to Section 6.5, the parties hereto acknowledge and agree that each party shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then in any federal court located in the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity.  Each party hereto accordingly agrees that, in the event of any breach by the other party of any covenant or obligation contained in this Agreement, (a) the non-breaching party will be entitled to injunctive and other equitable relief, without proof of actual damages; and (b) the alleged breaching party will not raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under this Agreement and will not plead in defense thereto that there are adequate remedies at Law, all in accordance with the terms of this Section 6.19. Each party hereto further agrees that no other party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 6.19, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

6.20       Severability.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

6.21       Delivery by Facsimile or Electronic Transmission.  This Agreement may be executed by facsimile or electronic (including .pdf) signature and a facsimile or electronic (including .pdf) signature shall constitute an original for all purposes. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed or caused this Agreement to be executed in counterparts, all as of the day and year first above written.

COMPANY:

SILVERBOW RESOURCES, INC.

By:	/s/ Sean C. Woolverton
Name:	Sean C. Woolverton
Title:	Chief Executive Officer

[Signature Page to Voting and Support Agreement]

HOLDER:

KKR UPSTREAM ASSOCIATES LLC
By:	/s/ Christopher Lee
Name:	Christopher Lee
Title:	Assistant Secretary

[Signature Page to Voting and Support Agreement]